Exhibit 99.1

Filed by Pacific Premier Bancorp, Inc.
Pursuant to Rule 425 under the
Securities Act of 1933
Subject Company: Heritage Oaks Bancorp
SEC Registration Statement No.: 333-215620

This filing relates to a press release dated March 22, 2017 issued by Pacific Premier Bancorp, Inc. The following is a copy of the press release.

Pacific Premier Bancorp Named Recipient
of 2016 Raymond James Community Bankers Cup

Irvine, Calif., March 22, 2017 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI), the holding company of Pacific Premier Bank, announced today that it was named as a recipient of the 2016 Raymond James Community Bankers Cup, according to a report published by Raymond James & Associates on March 10, 2016.

The Raymond James Community Bankers Cup awards recognize the top 10% of community banks based on various profitability, operational efficiency, and balance sheet metrics. The pool of community banks considered for recognition includes all exchange-traded domestic banks, excluding mutual holding companies and potential acquisition targets, with assets between $500 million and $10 billion as of December 31, 2016. More than 280 community banks across the United States were analyzed for the awards.

“We are very pleased to be recognized by Raymond James for our strong financial performance for the second consecutive year and third time overall,” said Steven R. Gardner, Chairman, President and Chief Executive Officer of Pacific Premier Bancorp. “According to Raymond James, the stock performance of Community Bankers Cup recipients has outperformed the industry as measured by one-year, three-year and five-year returns, suggesting that those metrics selected by Raymond James in determining Community Bankers Cup recipients are indicative of strong value creation for shareholders. We are committed to continuing to execute well on our organic and acquisitive growth strategies and further enhancing the value of our franchise in the coming years.”

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with $4.0 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Los Angeles, Riverside, San Bernardino and San Diego, California. Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 15 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Murrieta, Newport Beach, Palm Desert (2), Palm Springs, Redlands, Riverside, San Bernardino (2), and San Diego.

Forward-Looking Comments

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2016 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Notice to Heritage Oaks Bancorp and Pacific Premier Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition of Heritage Oaks by Pacific Premier. Pacific Premier filed a registration statement on Form S-4 (The "Registration Statement") with the SEC. The registration statement contains a joint proxy statement/prospectus. The Registration Statement was declared by the SEC to be effective on February 27, 2017, and a definitive joint proxy statement/prospectus was distributed to the shareholders of Heritage Oaks and the Pacific Premier in connection with the respective special meetings of Heritage Oaks and the Pacific Premier shareholders and their respective votes concerning the acquisition. SHAREHOLDERS OF HERITAGE OAKS AND PACIFIC PREMIER ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The definitive joint proxy statement/prospectus was mailed to shareholders of Pacific Premier and Heritage Oaks. Investors and security holders are able to obtain the documents, including the definitive joint proxy statement/prospectus free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Pacific Premier will be available free of charge by (1) accessing Pacific Premier’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) writing to Pacific Premier at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations or (3) writing Heritage Oaks at 1222 Vine Street, Paso Robles, CA 93446, Attention: Corporate Secretary.

The Pacific Premier directors, executive officers and certain other members of management and employees of Pacific Premier may be deemed to be participants in the solicitation of proxies from the Pacific Premier shareholders in respect of the proposed acquisition. Pacific Premier has also engaged D.F. King & Co., Inc. as its proxy solicitation firm. Information about the Pacific Premier directors and executive officers is included in the proxy statement for its 2016 annual meeting, which was filed with the SEC on April 27, 2016. The Heritage Oaks directors, executive officers and certain other members of management and employees of Heritage Oaks may also be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of Heritage Oaks. Heritage Oaks has also engaged Okapi Partners LLC as its proxy solicitation firm. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the definitive joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

###

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and CEO
949-864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949-864-8000